Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•

FOR IMMEDIATE RELEASE November 9, 2017	For Further Information:
Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON Senior Vice President of Administration and Treasurer Kathy I. Sheffield to Retire

TULSA, Okla., November 9, 2017 - AAON, Inc. (NASDAQ-AAON). On November 6, 2017, Kathy I. Sheffield notified AAON, Inc. (the “Company”) of her intent to retire as Senior Vice President, Administration and Treasurer after nearly 30 years of service with the Company. Her retirement will be effective November 30, 2017. Ms. Sheffield’s duties will be reallocated among existing Company personnel.

Sheffield, 64, joined the Company at its inception in 1988 as Accounting Supervisor. In 1992 she was promoted to Accounting Manager and became Treasurer of the Company in 1999, Vice President in 2002 and ascended to her current position of Senior Vice President, Administration and Treasurer in 2012.

Norman H. Asbjornson, CEO of the Company stated, “Kathy’s significant contributions to our Company and her passion for our business have had a significant impact on the growth and success our Company has experienced. She has been a dedicated and loyal leader for AAON and I feel fortunate to have had her as a colleague during her lengthy career with the Company. Please join me in thanking Kathy for her many years of service. We wish Kathy and her family all the best in her well-deserved retirement.”

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since its founding in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.